AMENDED AND RESTATED
                      ESCROW AGREEMENT

     THIS AMENDED AND RESTATED ESCROW AGREEMENT (this
"Amended Escrow Agreement") is made and entered into this 25th day of June 1999, to amend and restate that certain Escrow Agreement dated May 16, 1999, (the "Original Escrow Agreement") by and among SYNERGY TECHNOLOGIES CORPORATION, a Colorado corporation ("Synergy") previously known as "Automated Transfer Systems Corporation"; LAXARCO HOLDING LIMITED, a Company incorporated pursuant to the laws of the Republic of Cyprus ("Laxarco"); and LAWLER & ASSOCIATES, a professional law corporation, (the "Escrow Agent") located at 2820 Townsgate Road, Suite 200, Westlake Village, California 91361.

     WHEREAS, Synergy, Laxarco and certain other parties entered into a Share Exchange Agreement dated May 5, 1998, and amended as of June
 , 1999, (the "First Share Exchange Agreement") whereby 10 million shares of common stock of Synergy were issued in the name of Laxarco in exchange for the rights to a certain "gas to liquid" technology, as more accurately described in the Application for French Patent, Nat'l Reg. No. 9700364, filed January 13, 1997, entitled "CONVERSION OF
HYDROCARBONS ASSISTED BY GLIDING ELECTRIC ARCS  IN THE
PRESENCE OF WATER VAPOR AND/OR CARBON DIOXIDE", plus all other patents which have been or shall be issued in the United States and all foreign countries on such technology, including but not limited to U.S. Patent Application Ser. No. 09/005,647, filed January12,1998 and PCT
Patent Application Ser. No. PCT/US98/00393 (the "GTL").

     WHEREAS, pursuant to the Original Escrow Agreement the aforementioned 10 million shares of Synergy (the "Original Synergy Shares") are held in escrow by the Escrow Agent pending the "successful completion" of the GTL (as such term is defined in paragraph 1.1(h) in the First Share Exchange Agreement);

     WHEREAS, pursuant to the First Share Exchange the GTL is to be held in escrow pending the release of the Original Synergy Shares;

     WHEREAS, Synergy and Laxarco, concurrent herewith, are entering into a second Share Exchange Agreement (the "Second Share Exchange Agreement") whereby 3,000,000 shares of common stock of Synergy are to be issued to Laxarco (the "Second Synergy Shares" and collectively with the Original Synergy Shares referred to as the "Synergy Shares"), in exchange for the Laxarco rights to certain "heavy oil technology" as described therein (the "CPJ Technology") (the GTL and CPJ Technologies collectively are referred to herein as the "Technologies").

     WHEREAS, the Second Share Exchange Agreement provides that the Second Synergy Shares are to be held in escrow;


     WHEREAS, all of the shareholders of Laxarco have agreed that the Original Shares are to be released from Escrow upon the occurrence of the first of the particular events regarding the Technologies as described hereafter; and

     WHEREAS, the parties to this Agreement wish to (a) add the Second Synergy Shares to the Escrow; (b) confirm the transfer of the Original Synergy Shares into the Escrow; (c) establish terms, conditions and order by which the Synergy Shares are to be held and released; and (d) add the assignment of the GTL from Laxarco to Carbon into the Escrow pending its release as set forth below.

                         AGREEMENT

     NOW, THEREFORE, the parties hereto agree as follows:

     1. (a) Upon execution hereof, Synergy shall deliver, or cause to be delivered, the Second Synergy Shares, in the name of Laxarco, to the Escrow Agent. Escrow Agent shall keep the Synergy Shares in escrow, except as provided herein, until the terms and conditions set forth herein are satisfied and then shall be released pursuant hereto. Laxarco shall provide Escrow Agent with an irrevocable voting power of attorney in favor of the Board of Directors of Synergy to vote the Second Synergy Shares until such time as the Second Synergy Shares are released from escrow at which time Escrow Agent shall return to Laxarco the voting power of attorney.

          (b) Upon execution hereof, Laxarco shall deliver, or cause to be delivered, the assignment of the GTL into the name of Synergy, to the Escrow Agent. The Escrow Agent shall keep the GTL in escrow until the terms and conditions set forth herein are satisfied and then shall be released pursuant hereto.

     2. It is hereby agreed by and among Laxarco, Synergy and the Escrow Agent that the GTL and the Synergy Shares, upon execution hereof, are to be held in Escrow as well as the voting powers of attorney and the GTL shares shall be, and hereby are, subject to the terms and conditions set forth herein.

     3. (a) None of the Synergy Shares shall be released from this escrow, notwithstanding the provisions set forth in paragraphs 4 and 5 below, if at the time during the term hereof: (i) any of the contracts and/or agreements pursuant to which either of the Technologies have been transferred to Synergy's subsidiaries in connection with the First Share Exchange Agreement and/or the Second Share Exchange
Agreement are not in good standing or have been breached by Laxarco, or any of its subsidiaries; (ii) such breaches have not been cured or waived; or (iii) if the transfer of legal and equitable title to the Technologies is not perfected in the name of Synergy or one of its subsidiaries.

          (b) The GTL shall not be released from this escrow, notwithstanding the provisions set forth in paragraphs 4 and 5 below, if, at the time during the term hereof, either the First Share Agreement or Second Share Agreement is not in good standing Synergy or any of its subsidiaries, is in breach thereof and such breaches have not been cured or revived, or if the transfer of legal and equitable title to the Synergy Shares is not perfected in the name of Laxarco at the time of release hereunder.

     4. It is hereby understood and agreed to by and between all parties to this Agreement that the Original Synergy Shares shall be the first shares released from Escrow. The Original Synergy Shares shall be released from Escrow, upon the earliest occurrence of either of the following events:

          (a) The GTL is deemed to have reached "successful completion" as that term is defined in Section 1.1(h) of the First Share Exchange Agreement; or

          (b) (i) The parties receive a written report from Purvin & Gertz affirming that the CPJ Technology is a competitive process in the heavy oil industry; AND

               (ii) Synergy, or it's assigned subsidiary, has received legal, equitable and marketable title to the CPJ Technology under the agreement dated January 6, 1999 by and between Laxarco and Pierre
Jorgensen.

     5. The Second Synergy Shares shall continue to be held in escrow until the occurrence in time of the second of the events described in paragraph 4 above. At such time, the Second Synergy Shares shall be released to Laxarco and the GTL shall be released to Synergy. In order to complete the release and transfer of Synergy Shares, as contemplated herein, each party shall deliver to the Escrow Agent medallion, signature guarantees, and any other documents necessary to affect the transfer of any of such shares to the appropriate party.

     6. The Synergy Shares and the GTL deposited into Escrow shall remain the property of the named holder and shall not be subject to any lien or charges by the Escrow Agent, or judgments or creditors' claims against either respective party until released in the manner provided herein.

     7.   It is understood and agreed that the duties of the Escrow
Agent are entirely ministerial being limited to receiving the Synergy and the GTL, and holding and disbursing such items in accordance with this Amended Escrow Agreement.

     8. The Escrow Agent is not a party to, and is not bound by, any agreement between Synergy and Laxarco except as may be evidenced by or arise out of the foregoing instructions.

     9. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same.

     10. The Escrow Agent shall not be required to take or be bound by notice of any default of any person or to take any action with respect to such default involving any expense or liability, unless notice in writing is given to an officer of the Escrow Agent of such default by the undersigned or any of them, and unless it is indemnified in a manner satisfactory to it against any expense or liability arising therefrom.

     11. The Escrow Agent shall not be liable for acting on any notice, request, waiver, consent, receipt, or other paper or document believed by the Escrow Agent to be genuine and to have been signed by the proper party or parties.

     12. The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct.

     13. The Escrow Agent shall not be answerable for default or misconduct of any agent, attorney, or employee appointed by it if such agent, attorney, or employee shall have been selected with reasonable care.

     14. The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of the foregoing instructions or the Escrow Agent's duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

     15. In the event of any disagreement between the undersigned or any of them, the person or persons named in the foregoing instructions, and/or any other person, resulting in adverse claims and/or demands being made in connection with or for any papers, money, or property involved herein or affected hereby, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim, or demand so long as such disagreement shall continue and, in so refusing, the Escrow Agent shall not be or become liable to the undersigned or any of them or to any person named in the foregoing instructions for the failure or refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to continue to so refrain and refuse to so act until:

               (a) The rights of adverse claimants have been finally adjudicated in a court assuming and having jurisdiction of the parties and the money, papers, and property involved herein or affected hereby; and/or

               (b) All differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing signed by all of the persons interested.

     16. The fee of the Escrow Agent is $1,000.00, which shall be paid by agreement among the parties prior to the earlier of completion or cancellation of this Escrow. The fee is for services rendered hereunder and is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; however, in the event that the conditions of this Agreement are not fulfilled, the Escrow Agent renders any material service not contemplated by this Agreement, there is any assignment of interest in the subject matter of this Agreement, there is any material modification hereof, any material controversy arises hereunder, or the Escrow Agent is made a party to or justifiably intervenes in any litigation pertaining to this Agreement or the subject matter hereof, the Escrow
Agent shall be reasonably compensated for such extraordinary expenses, including reasonable attorneys' fees, occasioned by any such delay, controversy, litigation, or event and the same may be recoverable from the parties jointly and severally.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.


LAWLER & ASSOCIATES, a professional     LAXARCO HOLDING LIMITED
law corporation                         a corporation organized
                                        under the laws
                                   of the Republic of Cyprus


By: /s/ W. Scott Lawler                 By: /s/ Panyaiota Pifani

Duly Authorized Officer                 Name/Title

SYNERGY TECHNOLOGIES
CORPORATION, a Colorado
corporation


By: /s/ Jacqueline Danforth
Name/Title: